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                                                                    Exhibit 99.2


                      CONSENT OF JEFFERIES & COMPANY, INC.

                  We hereby consent to (i) the inclusion in the proxy statement/prospectus of Source Interlink Companies, Inc. ("Source Interlink") (the "proxy statement/prospectus") forming a part of this Registration Statement of Source Interlink on Form S-4 of our opinion dated November 18, 2004 to the Board of Directors of Source Interlink attached as Appendix B to the proxy statement/prospectus, and (ii) references to our name under the following captions in the proxy statement/prospectus: "Summary -- Opinion of Source Interlink's Financial Advisor," "The Merger -- Background of the Merger," and "The Merger -- Reasons of Our Board of Directors for the Merger." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                          /s/ Jefferies & Company, Inc.

January 18, 2005